EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, $0.0001 par value per share (the “Common Stock”) of Presto Automation Inc., a Delaware corporation, dated as of March 27, 2024, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 27, 2024

Abri Advisors, Ltd.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	President

/s/ Jeffrey Tirman
Name:	Jeffrey Tirman